EXHIBIT 10.3

Name: NAME

GMX RESOURCES INC.

SHORT-TERM BONUS AGREEMENT

THIS SHORT-TERM BONUS AGREEMENT (this “Agreement”) is made and entered into this        day of        , 2012, by and between GMX RESOURCES INC., an Oklahoma corporation (“Company”), and NAME., an individual natural person (“Recipient”), with reference to the following circumstances:

A. Recipient is an employee or director of Company, and it is important to Company that Recipient be rewarded for prior service to Company and encouraged to remain employed by Company or to continue services as a director.

B. In order to help accomplish the foregoing objective, Company desires to grant to Recipient a series of cash bonuses payable during 2014, subject to the terms and conditions of this Agreement.

In consideration of the mutual agreements hereinafter set forth, the parties agree as follows:

1. Bonuses. Subject to the terms and conditions of this Agreement, Company hereby agrees to pay to Recipient four (4) consecutive cash bonus awards in the amount of $00.00 each, ($00.00 total) in each case less any applicable federal, state or local taxes that Company may be obligated to withhold or pay in connection with such payments and any other applicable withholdings (each a “Bonus” and collectively the “Bonuses”), as a short-term incentive bonus to Recipient. Assuming satisfaction of the conditions described in this Agreement for payment, the Bonuses shall be earned on the dates set forth below (each a “Bonus Date”) and shall be paid on Company’s normal payroll dates immediately following the respective dates on which they are earned, as set forth below:

Payment Date
March 31, 2014
June 30, 2014
September 30, 2014
December 31, 2014

2. Requirement of Continued Employment; Acceleration on Death or Disability. Except as provided below, in order to be entitled to receive any Bonus, Recipient must be employed by Company or continue service as an employee or director on the applicable Bonus Date for such Bonus, and Recipient shall have no right or interest whatsoever in any Bonus unless and until the Bonus Date has occurred and Recipient continues to be employed by Company or to service as a director. In the event Recipient’s employment with Company (or service as a director with respect to a Recipient who is solely a director) terminates for any reason other than death or Recipient becomes disabled, including, without limitation, any termination by Company for any reason, Recipient shall have no right to any Bonus that otherwise would have been earned had Recipient been employed with Company or served as a director on any Bonus Date occurring after the date of Recipient’s termination. However, in the event (i) Recipient’s employment or service as a director with Company terminates due to Recipient’s death or (ii) Recipient becomes disabled, Recipient (or Recipient’s estate, in the event of Recipient’s death) shall be deemed to have fully earned all Bonuses then remaining unpaid, and such Bonuses shall be paid to Recipient within 60 days of the date (x) Recipient’s employment with Company or service as a director of the Company terminated due to Recipient’s death or (y) Recipient becomes disabled. Determination of whether Recipient is disabled shall be made by the Company in its sole discretion.

3. Change of Control Events. Notwithstanding the other provisions of this Agreement, in the event a Change of Control Event occurs, all Bonuses then remaining unpaid shall be deemed to have been fully earned upon the occurrence of such Change of Control Event and shall be paid to Recipient within 60 days thereafter. For purposes hereof, “Change of Control Event” shall have the meaning ascribed to such term in Company’s Amended and Restated 2008 Long-Term Incentive Plan, as amended and restated effective as of May 20, 2010.

4. Nontransferability of Bonuses. Prior to Recipient’s receipt of payment of any Bonus, Recipient’s rights under this Agreement are not transferable other than by will or the laws of descent and distribution. Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, Recipient’s rights under this Agreement contrary to the provisions of this Section 4 shall be void and without effect.

5. Section 409A Matters. It is Company’s intent that the Bonuses shall not be considered “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), because, among other reasons, (a) each Bonus is subject to a “substantial risk of forfeiture” within the meaning of Section 1.409A-1(d) of the Treasury Regulations until the applicable Bonus Date for such Bonus; and (b) all Bonuses accordingly should qualify as short-term deferrals within the meaning of Section 1.409A-1(b)(4) of the Treasury Regulations. This Agreement shall be interpreted in whatever manner may be required to give effect to this provision. Any bonuses that are payable because of Recipient’s disability or because of a Change of Control Event shall only become payable hereunder if such disability meets the applicable disability requirements of Section 409A or the Change of Control Event is a change of control event under Section 409A.

6. Amendments. This Agreement may be amended by a written agreement signed by Company and Recipient; provided, however, that Company may modify the terms of this Agreement without the consent of Recipient in any manner that is not adverse to Recipient.

7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of Oklahoma, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma.

9. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Recipient and Company and their respective permitted successors and assigns.

10. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or other electronic media), each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

The parties have executed and delivered this Short-Term Bonus Agreement to be effective for all purposes as of the date set forth above.

“Company”	GMX RESOURCES INC., an Oklahoma corporation

By:
	Name:	James Merrill
	Title:	Chief Financial Officer

“Recipient”